Exhibit 99.1

PRIMARY ENDPOINT MET IN PHASE 2 TRIAL OF DACLIZUMAB IN PATIENTS

WITH RELAPSING MULTIPLE SCLEROSIS

- Anti-IL-2 receptor antibody significantly reduced the number of new or enlarged lesions compared to placebo; data to be submitted for presentation at upcoming medical meeting-

- Phase 2 monotherapy trial to be initiated -

Cambridge, Mass. and Fremont, Calif., March 12, 2007 — Biogen Idec, Inc. (Nasdaq: BIIB) and PDL BioPharma, Inc. (PDL) (Nasdaq: PDLI) announced today that the ongoing CHOICE trial, a Phase 2, randomized, double-blind, placebo-controlled trial of daclizumab, met its primary endpoint in relapsing multiple sclerosis (MS) patients being treated with interferon beta. Patients receiving daclizumab 2 mg/kg subcutaneously every 2 weeks showed a significant reduction in the number of new or enlarged gadolinium-contrast-enhancing lesions (Gd-CELs) at week 24.

Daclizumab is a humanized monoclonal antibody that targets the IL-2 receptor on activated T cells. Study results will be submitted for presentation at an upcoming medical meeting later this year. Based on a joint review of the 24-week data, the companies plan to initiate a Phase 2 monotherapy trial of daclizumab, and to advance the overall clinical development program in relapsing MS.

“We are very pleased to see positive results from the first randomized trial of daclizumab in patients with relapsing MS, and we look forward to advancing the clinical development program with our partner and acknowledged leader in the MS field, Biogen Idec,” said Mark A. McCamish, M.D., Ph.D., chief medical officer, PDL BioPharma. “While the week 24 data set will be presented later this year, we are planning to move forward with additional development activities, most notably the initiation of the SELECT trial, which will study daclizumab as a single agent in patients with relapsing MS.”

“We congratulate PDL on conducting a successful trial of daclizumab in MS,” said Al Sandrock, M.D., Ph.D., senior vice president, neurology research and development, Biogen Idec. “Daclizumab represents an exciting opportunity within our growing MS portfolio. We look forward to initiating the SELECT trial and continuing to work closely with our partner, PDL, in advancing this important clinical program.”

The adverse event profile observed to date in this study is generally consistent with the safety profile described in the United States (U.S.) prescribing information for daclizumab. Patients are being followed for an additional 48 weeks after the daclizumab treatment period to further assess safety and efficacy.

The CHOICE trial is evaluating the efficacy and safety of daclizumab or placebo added to interferon beta therapy in 230 patients with active MS who were enrolled at study centers in the U.S. and Europe. Patients were randomized to receive daclizumab 2 mg/kg every two weeks, daclizumab 1 mg/kg every four weeks or placebo added to ongoing interferon beta treatment.

PDL and Biogen Idec entered into a collaboration agreement in 2005 to co-develop and commercialize daclizumab in MS and indications other than transplant and respiratory diseases. Under the collaboration, the companies are also co-developing volociximab (also known as

M200), an antibody in Phase 2 development for the treatment of various solid tumors. PDL and Biogen Idec share equally the costs of all development activities and all operating profits for both products within the U.S. and Europe. The companies jointly oversee development, manufacturing and commercialization plans for collaboration products and divide implementation responsibilities to leverage each company’s capabilities and expertise. Each party will have co-promotion rights in the U.S. and Europe. Outside the U.S. and Europe, Biogen Idec will fund all incremental development and commercialization costs and pay a royalty to PDL on sales of collaboration products.

About Daclizumab

Daclizumab is a humanized monoclonal antibody that binds to the IL-2 receptor on activated T cells, inhibiting the binding of IL-2 and the cascade of pro-inflammatory events contributing to organ transplant rejection and autoimmune and related diseases. Daclizumab is in development for MS by PDL and Biogen Idec, and separately by PDL in asthma and transplant maintenance. Hoffman-La Roche, Inc. currently markets daclizumab under the name Zenapax® under a license from PDL. Zenapax antibody is indicated for the prophylaxis of acute organ rejection in patients receiving renal transplants.

About Biogen Idec

Biogen Idec creates new standards of care in oncology, neurology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

About PDL BioPharma

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life-threatening illnesses. Commercially focused in the acute-care hospital setting, PDL markets and sells its portfolio of leading products in the United States and Canada. A pioneer of antibody humanization technology, PDL promotes this technology through licensing agreements and clinical development of its own diverse pipeline of investigational compounds. PDL’s research platform centers on the discovery and development of antibodies to treat cancer and autoimmune diseases. For more information, please visit www.pdl.com.

Forward-looking Statement

The information in this press release should be considered accurate only as of the date of the release. Neither PDL nor Biogen Idec has any intention of updating and specifically disclaims any duty to update the information in this press release for any reason, except as required by law, even as new information becomes available or other events occur in the future. This press release may contain “forward-looking statements” that are based on current expectations and assumptions that are subject to risks and uncertainties. The actual results may differ materially from those in the forward-looking statements because of various factors, risks and uncertainties. In particular, the preliminary results observed in the Phase 2 trial known as CHOICE are based on week 24 data and may not be predictive of the results that would be observed upon review of the full set of data PDL and Biogen Idec plan to obtain through week 72. In addition, these preliminary results may not be predictive of results to be obtained in the additional evaluations and studies that would be necessary to demonstrate daclizumab to be safe and effective in the treatment of patients with relapsing MS, nor can there be assurance that PDL or Biogen Idec will initiate subsequent clinical trials of daclizumab, including the Phase 2 monotherapy trial known as SELECT, which PDL and Biogen Idec are currently planning. For further information regarding factors, risks and uncertainties that may cause such differences, please refer to the filings PDL and Biogen Idec have made with the Securities and Exchange Commission, including the “Risk Factors” sections of PDL’s and Biogen Idec’s Quarterly and Annual Reports, copies of which may be obtained at the “Investors” section on PDL’s website at www.pdl.com, with respect to PDL’s filings, and at www.biogenidec.com, with respect to Biogen Idec’s filings. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Biogen Idec is considered a trademark of Biogen Idec, Inc. PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc. Zenapax is a registered trademark of Hoffman-La Roche, Inc.

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